Exhibit 5.1

77 WEST WACKER • SUITE 3500 • CHICAGO, ILLINOIS 60601.1692

TELEPHONE: +1.312.782.3939 • FACSIMILE: +1.312.782.8585

June 22, 2020

Heidrick & Struggles International, Inc.

233 South Wacker Drive,

Suite 4900

Chicago, Illinois 60606-6303

Re:	Registration Statement on Form S-8 Filed by Heidrick & Struggles International, Inc.

Ladies and Gentlemen:

We have acted as counsel for Heidrick & Struggles International, Inc., a Delaware corporation (the “Company”), in connection with the Third Amended and Restated Heidrick & Struggles 2012 GlobalShare Program (the “Plan”). In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 500,000 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with the Plan and such agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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